Exhibit 99.1
For further information, contact:
Hanover Capital Mortgage Holdings, Inc.
John Burchett, CEO, Irma Tavares, COO, or Harold McElraft, CFO
732-593-1044

HANOVER CAPITAL MORTGAGE HOLDINGS ANNOUNCES
2007 FIRST QUARTER RESULTS AND $0.15 PER SHARE DIVIDEND

Edison, New Jersey, May 11, 2007 - Hanover Capital Mortgage Holdings, Inc. (AMEX: HCM) (the “Company” or “HCM”) reported net income for the quarter ended March 31, 2007 of $0.9 million, or $0.11 per share on a fully diluted basis. The Board of Directors declared a first quarterly dividend of $0.15 per share on May 8, 2007 to be paid on June 4, 2007 to stockholders of record as of May 22, 2007.

For the three months ended March 31, 2007, the Company’s net income of $0.9 million increased from a loss of ($0.7) million for the same period of 2006. This increase is due primarily to increased income of $0.7 million on its Subordinate Mortgage-Backed Securities (“MBS”) portfolio and a gain on sale of $1.3 million of its Hanover Capital Partners (“HCP”) business, partially offset by a $0.5 million legal settlement. The gain on the sale of its HCP business is included in income from discontinued operations.

For the Company’s Subordinate MBS portfolio, net interest income increased $0.5 million for the three months ended March 31, 2007, compared to the same period of 2006 primarily due to the significant increase in the size of this portfolio. For this same portfolio and related periods, interest expense increased as the Company increased financings to correspond with the increase in the size of the portfolio and due to increases in the average one-month LIBOR. During the first quarter of 2006, the Company was still investing the proceeds from its $20 million trust preferred securities offering in November 2005 and was not fully invested until the end of March 2006. The Company had gains on sales of securities of $0.2 million for the three months ended March 31, 2007, compared to no sales for the same period of 2006.

The Subordinate MBS portfolio’s net interest spread decreased to 5.63% for the three months ended March 31, 2007, from 7.17% for the same period in 2006 due to an increase in the effective interest expense rate and a decrease in the effective interest income rate. The increase in the effective interest expense rate is due to increases in the average one-month LIBOR from the first quarter of 2006 to the first quarter of 2007. The yield on net earning assets invested in the Subordinate MBS portfolio, while decreasing, was still at a high rate of 20.22%.

John A. Burchett, President and Chief Executive Officer, commented, “The dividend for the quarter was set at $0.15 per share. The dividend was set at the $0.15 level based on our long-term plans for growth, given today’s capital levels and the current interest rate environment.”

“With the sale of HCP completed in the first quarter, except for some residual earnings in the second quarter due to fees earned by the Company in providing transitional services, HCP’s income will no longer be reported in our financials.”

“After the sale of HCP, the Company’s principal business activity is the REIT that generates net interest income on its portfolio of prime mortgage loans and mortgage securities backed by prime mortgage loans on a leveraged basis. An important fact to emphasize is that the Company avoids investments in sub-prime loans or securities collateralized by sub-prime loans.”

“Even in our prime investment market, during the first quarter of 2007, benchmark spreads on non-investment grade subordinate bonds collateralized by prime-quality mortgage loans widened approximately 1.00%, thereby, causing the portfolio value to decline approximately $9.6 million from December 31, 2006, or about 4.25% of the par value of our Subordinate MBS portfolio of $225.8 million. This widening occurred due to several potential factors: weakening residential housing markets, increasing delinquency rates, and decreased demand from Collateralized Debt Obligation issuers and investment managers. We believe these recent changes in spreads may be temporary. However, more time is necessary to evaluate the change.”

“We ended the quarter with $16.2 million in cash and $5.8 million in readily marketable securities. This liquidity position of over $20 million put us over our internal guidelines for liquidity even after meeting margin calls based on the widening of spreads.”

“As we noted in the Shareholder’s Letter included in our Annual Report, the weighted average credit score of our Subordinate MBS portfolio, as of year end, was 740.”

“The delinquency ratio on the loans collateralizing our Subordinate MBS portfolio as of March 31, 2007 was 0.9%, while the average delinquency ratio, as of February, 2007, of the sub-prime market was 22.76%, of the Alt A market was 5.68%, and of the prime market was 1.14%, according to LoanPerformance, an independent data service.”*

“The comparison of the total prime market of over 30 day delinquencies of 1.14%, as compared to our delinquency ratio of 0.9%, is made for indicative purposes only, as the seasoning of our portfolio may contain newer vintages than the overall portfolio analyzed by LoanPerformance in compiling its data. Our numbers show the relatively low delinquency numbers as a result of the portfolio consisting of mostly prime loans.”

HCM will host an investor conference call on Friday, May 11, 2007 at 11:00 AM ET. The call will be broadcast on the Internet at www.investorcalendar.com. To listen to the call, please go to the Web site at least fifteen minutes prior to the call to register, download, and install any necessary audio software. For those not able to listen to the live broadcast, a replay will be available for a period of 30 days.

To access the live call by phone, dial 877-407-8035 (international callers dial 201-689-8035) several minutes before the call. A recorded replay may be heard through Tuesday, May 15th at 11:59 pm by dialing 877-660-6853 (international callers dial 201-612-7415) and using playback account #286 and conference ID # 241235.

Hanover Capital Mortgage Holdings, Inc. is a mortgage REIT staffed by seasoned mortgage capital markets professionals. HCM invests in prime mortgage loans and mortgage securities backed by prime mortgage loans. For further information, visit HCM’s Web site at www.hanovercapitalholdings.com.

*Source - LoanPerformance

Certain statements in this press release may constitute “forward-looking” statements as defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. HCM is including this cautionary statement to make applicable and take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Statements that are not historical fact are forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements, to differ materially from future results, performance or achievements. The forward-looking statements are based on HCM’s current belief, intentions and expectations. These statements are not guarantees or indicative of future performance. Important assumptions and other important factors that could cause actual results to differ materially from those forward-looking statements include, but are not limited to, those factors, risks and uncertainties that are described in Item 1A of HCM’s Annual Report on Form 10-K for the year ended December 31, 2006 and in other securities filings by HCM. HCM’s future financial condition and results of operations, as well as any forward-looking statements, are subject to change and inherent risks and uncertainties. The forward-looking statements contained in this press release are made only as of the date hereof and HCM undertakes no obligation to update or revise the information contained in this announcement whether as a result of new information, subsequent events or circumstances or otherwise, unless otherwise required by law.

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HANOVER CAPITAL MORTGAGE HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share data)

	March 31,
	2007	December 31,
	(Unaudited)	2006
Assets
Cash and cash equivalents	$16,240	$13,982
Accrued interest receivable	1,635	1,652
Mortgage loans
Collateral for CMOs	9,098	9,736
Mortgage securities ($245,921 and $254,482 pledged under Repurchase Agreements as of March 31, 2007 and December 31, 2006, respectively)
Trading	101,853	105,104
Available for sale	144,068	154,599
Held to maturity	5,796	6,254
	251,717	265,957
Other subordinate security, held to maturity	2,767	2,757
Equity investment in unconsolidated affiliates	1,427	1,399
Other assets	6,557	6,237
Assets of discontinued operations	-	2,549
	$289,441	$304,269
Liabilities
Repurchase agreements	$190,441	$193,247
Collateralized mortgage obligations (CMOs)	6,826	7,384
Dividends payable	-	1,236
Accounts payable, accrued expenses and other liabilities	2,977	2,757
Liability to subsidiary trusts issuing preferred and capital securities	41,239	41,239
Liabilities of discontinued operations	-	823
	241,483	246,686
Stockholders' Equity

Preferred stock: $0.01 par value, 10 million shares authorized, no shares issued and outstanding	-	-
Common stock: $0.01 par value, 90 million shares authorized, 8,067,962, and 8,233,062 shares issued and outstanding as of March 31, 2007 and December 31, 2006, respectively	80	82
Additional paid-in capital	101,693	102,598
Cumulative Earnings	9,562	8,699
Cumulative distributions to shareholders	(56,173)	(56,173)
Accumulated other comprehensive income (loss)	(7,204)	2,377
	47,958	57,583
	$289,441	$304,269

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HANOVER CAPITAL MORTGAGE HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share data)

	(unaudited)
	Three Months Ended
	March 31,
	2007	2006
Revenues
Interest income	$6,632	$5,336
Interest expense	3,859	2,841
Net interest income before loan loss provision	2,773	2,495
Loan loss provision	-	-
Net interest income	2,773	2,495
Gain (loss) on sale of mortgage assets	191	(109)
Loss on mark to market of mortgage assets	(143)	(1,201)
(Loss) gain on freestanding derivatives	(167)	646
Technology	516	921
Loan brokering and advisory services	157	105
Other income (loss)	(41)	(49)
Total revenues	3,286	2,808

Expenses
Personnel	1,079	1,206
Legal and professional	600	894
General and administrative	746	329
Depreciation and amortization	150	172
Occupancy	75	71
Technology	197	316
Other	306	327
Total expenses	3,153	3,315
Operating income (loss)	133	(507)
Equity in income of unconsolidated affiliates	27	27
Minority interest in loss of consolidated affiliate	-	(5)
Income (loss) from continuing operations before income tax provision (benefit)	160	(475)
Income tax provision (benefit)	-	(12)
Income (loss) from continuing operations	160	(463)

Discontinued Operations
Loss from discontinued operations before gain on sale and income tax provision (benefit)	(643)	(234)
Gain on sale of discontinued operations	1,346	-
Income tax provision (benefit) from discontinued operations	-	-
Income (loss) from discontinued operations	703	(234)

Net Income (loss)	$863	$(697)

Net Income (loss) per common share - Basic
Income (loss) from continuing operations	$0.02	$(0.05)
Income (loss) from discontinued operations	0.09	(0.03)
Net Income (loss) per common share - Basic	$0.11	$(0.08)

Net income (loss) per common share - Diluted
Income (loss) from continuing operations	0.02	(0.05)
Income (loss) from discontinued operations	0.09	(0.03)
Net Income (loss) per common share - Diluted	$0.11	$(0.08)

Weighted average shares outstanding - Basic	8,132,868	8,490,884
Weighted average shares outstanding - Diluted	8,136,343	8,490,884

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Hanover Capital Mortgage Holdings, Inc.
Summary Information for REIT Portfolio Assets
(dollars in thousands)
(Unaudited)

	Three Months Ended March 31, 2007
	Subordinate MBS	Agency MBS	Mortgage Loans
Average asset balance	$153,906	$109,269	$9,619
Average CMO borrowing balance	-	-	7,041
Average repo balance	90,936	100,536	685
Net interest earning assets	$62,970	$8,733	$1,893

Average leverage ratio	59.09%	92.01%	80.32%

Effective interest income rate	12.09%	5.71%	7.11%
Effective interest expense rate - CMO borrowing	-	-	7.16%
Effective interest expense rate - Repurchase Agreements	6.46%	5.33%	7.01%
Net interest spread	5.63%	0.38%	-0.03%

Interest income	$4,651	$1,560	$171
Interest expense - CMO borrowing	-	-	126
Interest expense - Repurchase Agreements	1,468	1,339	12
Net interest income	$3,183	$221	$33

Yield on net interest earning assets	20.22%	10.12%	6.97%

	Three Months Ended March 31, 2006
	Subordinate MBS	Agency MBS	Mortgage Loans
Average asset balance	$115,339	$65,627	$23,523
Average CMO borrowing balance	-	-	10,876
Average repo balance	74,268	56,484	3,874
Net interest earning assets	$41,071	$9,143	$8,773

Average leverage ratio	64.39%	86.07%	62.70%

Effective interest income rate	13.01%	5.15%	6.78%
Effective interest expense rate - CMO borrowing	-	-	5.88%
Effective interest expense rate - Repurchase Agreements	5.84%	4.51%	4.85%
Net interest spread	7.17%	0.64%	1.17%

Interest income	$3,750	$846	$399
Interest expense - CMO borrowing	-	-	160
Interest expense - Repurchase Agreements	1,084	637	47
Net interest income	$2,666	$209	$192

Yield on net interest earning assets	25.96%	9.14%	8.75%

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